Exhibit 10.1
January 13, 2025
Franklin Cardenas
686 Country Club Drive
Pittsburgh, PA 15228

Dear Franklin:
This letter agreement (“Separation Agreement”) is provided to confirm the terms of your separation from employment with Kennametal Inc. (“Company”). The Company advises you to consult with an attorney regarding this Separation Agreement, which includes the Company's consideration it shall pay you in exchange for a release of claims, as per Section 4(a) and Section 15 of your Officer’s Employment Agreement dated February 10, 2020 (“Officer’s Employment Agreement”).
1.Termination of Duties and Employment.
    Your status as Vice President and President, Infrastructure Business Segment with the Company will end on January 20, 2025, and your employment with the Company will terminate without cause effective April 1, 2025 (“Termination Date”). From January 20, 2025, until your Termination Date, you will serve in an inactive status transition role with the interim title of Vice President, Special Projects. During this garden leave period, you will cease to perform any duties or responsibilities of your former position as Vice President and President, Infrastructure Business Segment. As such, you are not authorized and agree that you will not- make any commitments on behalf of the Company or otherwise bind or obligate the Company, nor are you authorized to represent to others (directly or by implication) that you have any such authority. You will also resign from the Kennametal India Limited Board of Directors effective January 20, 2025.

    Your Officer’s Employment Agreement will terminate on the Termination Date concurrent with your employment, except for your continued obligations under the terms of paragraph 9 concerning confidential information and non-disclosure (which are reincorporated herein as if set forth in full). You acknowledge and agree that no “Change of Control” as defined under the Officer’s Employment Agreement has occurred as of this time. In the event a Change of Control occurs within the six-month period following termination as defined by Paragraph 4(c) of your Executive Employment Agreement, you will be eligible for all benefits available under that Paragraph less benefits you are receiving under this Agreement. Your designation as an “executive officer” of the Company for purposes of the Securities Exchange Act of 1934, as amended, shall also cease on January 20, 2025 or such earlier date as determined by the

Kennametal Board of Directors, but the Company’s Insider Trading Policy, as well as all other applicable Company policies and procedures, will continue to apply to you in accordance with their terms.

    Notwithstanding your termination of employment and officer status, the Company acknowledges and agrees that the obligations set forth under the Indemnification Agreement dated February 10, 2020 between you and the Company remain in full force and effect according to the terms of that agreement and subject to the release described in Section 4 of the Separation Agreement.

2.Compensation and Benefits.
In accordance with the terms and conditions of your employment with the Company, the following sets forth the compensation and benefits you are entitled to and will receive, regardless of whether you agree to accept the Company's offer of additional consideration in exchange for a release of claims and other restrictions. You are not entitled to any compensation or benefits not otherwise set forth in this Section 2, unless you sign this Separation Agreement and do not revoke it.
(a)Base Salary: You will continue to receive your current base salary, subject to current deductions and withholdings through April 1, 2025, in accordance with the Company's established payroll practices;
(b)Active Benefits: Subject to your current elections, you will continue to receive active coverage for health insurance benefits through the last day of the month in which your employment terminates. Coverage for life, AD&D, and disability will end effective on April 1, 2025;
(c)Annual Incentive Plan Eligibility: You are eligible for the full Annual Incentive Plan (“AIP”) payment for Fiscal Year 2025 to pay out at actual performance results pursuant to AIP terms. Payment of AIP is anticipated to be in September 2025;
(d)Long Term Incentive Program: You are not eligible to receive any future grants through the Long Term Incentive Program (“LTIP”), subsequent to the date your employment is terminated, as provided in Section 1.
3.Separation Benefits.
Consistent with the terms of your Officers Employment Agreement, the Company asks that you sign this Separation Agreement to obtain the compensation described in this Section 3 and to effectuate the release of claims set forth in Section 4. In exchange for your execution of this release, and upon your signing this Separation Agreement (without revoking it, as provided herein) and it becoming effective, the Company will provide you:
(a)Separation Pay: You will receive separation pay as soon as administratively practicable following the first day of the seventh month after the Termination Date as a lump sum cash payment of $458,889 (1.0 times base salary), subject to required and authorized standard withholdings and deductions, in accordance with the Company’s then current payroll practices. You will also receive twelve months of the employer subsidy for your health insurance elections as soon as administratively practicable following the first day of the seventh month after the Termination Date; and
(b)Equity-Based Awards: You will continue to vest following your termination of employment in outstanding restricted stock units and performance stock units according to the terms of your award agreements and subject to applicable securities laws and Kennametal trading policies through August 15, 2025. All equity-based awards that would vest subsequent to this date will be forfeited.
The following disclosure pertains to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and how it may affect payments of deferred compensation under this Separation Agreement. The Code governs the taxation of deferred compensation and contains provisions that accelerate income recognition and impose interest and additional taxes on payments and awards subject to Code Section 409A that fail to conform or are modified inconsistent with the requirements of Code Section 409A. You should review the content of this Agreement, specifically this paragraph 3, with your attorney and/or tax advisor for Section 409A compliance. You are solely liable for all tax, interest and penalties that might be imposed under Section 409A. The Company agrees to discuss modifying the terms of this paragraph 3 at your request, if necessary, to comply with the requirements of Section 409A and the regulations promulgated thereunder. Such request must be made within 21 days from the date of this letter. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: each severance payment, including each individual installment payment, shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). You shall have no right to designate the date of any payment hereunder. With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code.
(c)Outplacement Services: You will receive, at Company expense, up to three (3) months of outplacement services through a vendor selected by the Company. The Company will not provide a payment or other benefit of equivalent value in lieu of outplacement services. The Company will pay the outplacement vendor directly for services performed.

4.Release of Claims.
By signing this Separation Agreement and accepting the benefits set forth in Section 3, you, on behalf of yourself, your heirs, executors, administrators, successors and assigns, waive, release and forever discharge the Company and all current and former subsidiaries, divisions, and related or affiliated companies (including all of their respective employee benefit plans), and all of their officers, directors, employees, agents, successors, predecessors and assigns, including but not limited to all management and supervisory employees (severally and collectively “Releasees”), jointly and individually, from all claims, complaints, demands, causes of action, obligations, liabilities and damages of every nature and description, known or unknown, foreseen or unforeseen, in law or equity, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any grounds whatsoever arising before your signing this Separation Agreement, including but not limited to any claim relating to or arising out of your employment by the Company or the Company’s involuntary termination of your employment, any claim under the WARN Act, any claim under the Age Discrimination in Employment Act of 1967, as amended, any claim of discrimination on any basis under any federal, state or local law, any claim of breach of any express or implied contract, any claim for promissory estoppel or detrimental reliance, and any claim for wrongful or constructive discharge. This Separation Agreement also specifically releases any and all claims you may have arising under the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Equal Pay Act of 1963; the Sarbanes-Oxley Act of 2002; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act of 1974 (“ERISA”), except to the extent of currently vested benefits under any ERISA plan and benefits provided specifically herein; the Immigration Reform and Control Act of 1986; the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Rehabilitation Act of 1973; and any and all other federal and state laws that can be released by this Separation Agreement, any right or claim alleging violation of any other federal, state, county, city, or local law, statute, ordinance or regulation including, but not limited to those laws relating to discrimination on the basis of age, sex, race, color, national origin, religion, sexual orientation, military service, genetic information, physical or mental disability or veteran status, claims relating to pension rights or payment of wages, or under any other theory of law or contract, including but not limited to breach of contract, fraud, invasion of privacy, whistleblower, retaliation, wrongful termination or intentional infliction of emotional or mental distress, libel or slander. The broad scope of this release of claims provision is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of your release of claims as set forth in this Agreement.  Nothing in this Agreement is intended to interfere with your rights under applicable law or with administrative or governmental proceedings as related to the matters released herein. If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding, or action covered by Section 4 of this Separation Agreement against any of the Releasees, you agree not to accept, recover or receive any monetary damages or other relief from or in connection with such charge, complaint, proceeding or action. Nothing in this paragraph precludes the filing of EEOC Charges or claims with regulatory authorities, but you agree to not receive or accept direct and/or indirect monetary benefit from any Charge or claim that is filed. You acknowledge and agree that this Separation Agreement shall serve as a complete defense to any action filed in violation of the provisions of this paragraph. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under WARN, those damages will be offset by the total separation payments made to you under Section 3(a) and 3(b) of this Separation Agreement.
The Company agrees to waive, release and forever discharge you from all claims, complaints, demands, causes of action, obligations, liabilities and damages of every nature and description, known or unknown, foreseen or unforeseen, in law or equity, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any grounds whatsoever arising before your signing this Separation Agreement that occurred during, related to and in the normal course of performance of your employment duties on behalf of the Company.
The Company advises you to consult with your own attorney before agreeing to the release of claims set forth in this section. As set forth below in Section 13, you have twenty-one (21) days from the date of your receipt of this letter to review this Separation Agreement and the release it contains.
Nothing in this section impairs your right to vested Company benefits to which you are entitled as of the date you sign this Separation Agreement. Nothing in this section impairs any right you hold that cannot be waived or released as a matter of law. After signing this Separation Agreement, you retain the right to challenge the validity of the Separation Agreement. If you have any questions about other rights, you may hold that cannot be waived or released as a matter of law, the Company advises you to consult with your own attorney on that subject.
5.Your Representations.
By signing this Separation Agreement and accepting the benefits set forth in Section 3, you represent, warrant and affirm that you have neither filed nor caused or permitted to be filed on your behalf any claim, charge, proceeding or action against any of the Releasees in any court or administrative agency for your benefit. Further, you represent, warrant and affirm that you are aware of no facts that would support the filing of any such claim, charge, proceeding or action that has not previously been disclosed to the Company. Further, you represent, warrant and affirm that you are aware of no facts indicating that the Company, or any person or entity acting on its behalf, engaged in illegal or unethical conduct of any sort that has not previously been disclosed to the Company, and that you have not engaged in any such conduct. All the representations and warranties contained in this Section 5 are material to the Company's decision to offer the benefits set forth in Section 3, and the Company is acting in reliance on your representations and warranties when offering and providing these benefits.

6.Non-Admission.
The act of offering this Separation Agreement is not an admission of any liability whatsoever by the Company or any of the Releases.
7.Non-Compete, Non-Solicitation, Confidential Information and Non-Disclosure; Return of Company Property.
(a) Non-Compete, Non-Solicitation, Confidential Information and Non-Disclosure: You agree to comply with any obligations you may have, contractual or otherwise to:

(i) refrain from competing against the Company for a period of one (1) year from the Termination Date. The competitors shall include, without limitation, those listed on Appendix A attached hereto and incorporated herein;

(ii) refrain from soliciting any employee of the Company for hire for a period of one (1) year from the Termination Date;

(iii) refrain from disclosing and otherwise protect any confidential information about or belonging to the Company including, but not limited to, those obligations set forth in your Officer’s Employment Agreement, and to honor any other applicable post-employment restrictions you may have agreed to as a Company employee, which obligations are not superseded by this Separation Agreement.

(b) Return of Company Property: You agree that you have returned, or will return through your legal representative, within one (1) day of executing this Separation Agreement, as provided in Section 1 above, all Company property and information, including but not limited to the following: all keys and/or access cards to the Company’s facilities/offices, all equipment, documents, customer lists, written information, forms, plans, documents or other written or computer material or data, software or firmware, records, or copies of the same, belonging to the Company or any company affiliated with the Company, in your possession or control. You agree that you are not entitled to receive or retain the compensation set forth in Section 3 of this Separation Agreement until you return all information and property to the Company in compliance with this Separation Agreement.

8.Confidentiality Regarding Terms of This Separation Agreement.
You agree that the terms and conditions of this Separation Agreement, and the actions of the parties in accordance therewith, are confidential, and that you have not disclosed and will not disclose such information to anyone, other than your attorney, accountant, tax advisor, immediate family or as required by law or for purposes of enforcing this Separation Agreement. To the extent you disclose such information to any of the aforementioned persons, you will advise them that they must not disclose that information and are bound by this confidentiality provision. The Company agrees that the terms and conditions of this Separation Agreement, and the actions of the parties in accordance therewith, are confidential, and will only be disclosed among executive leadership, as required by law, including but not limited to SEC disclosures and filings, and as required to manage business operations.
9.Company-Issued Credit Card Obligations.
You agree that you will issue payment to the approved Kennametal credit provider (for example: JP Morgan Chase) for any outstanding balance on your Company-issued credit card within thirty (30) days of the date your employment is terminated, as provided in Section 1 above. If you do not issue payment to the approved credit provider within that period of time, you authorize the Company to withhold from the separation benefit payments, which are to be paid in accordance with Section 3 above, an amount equal to the unpaid balance that remains due to the approved credit provider. Any business expenses that are subject to reimbursement by the Company, which are incurred through your termination date, may be processed for reimbursement, after your termination date, by promptly forwarding a request for reimbursement directly to your supervisor.
10.Non-Disparagement.
You agree that you will not communicate to third parties disparaging remarks, untrue statements, or negative opinions about the Company, its subsidiaries and affiliated companies, or any of their employees, officers or directors. You agree that you are not entitled to receive or retain the separation benefits set forth in Section 3 of this Separation Agreement if you breach this non-disparagement obligation. The Company agrees and will instruct: (i) the President and Chief Executive officer;(ii) Vice President and Chief Administrative Officer; and (iii) Vice President, Secretary and General Counsel, as key members of the executive leadership team, not to communicate disparaging remarks, untrue statements, or negative opinions about your terms and conditions of employment with the Company.
11.Employment Verification.
The Company will provide a neutral reference through a verification of employment pursuant to standard policy to include dates of employment and position title. Such requests should be directed to Human Resources.
12.Complete Agreement/Ongoing Contractual Obligations.
(a)When executed, this Separation Agreement is the complete understanding concerning the termination of your employment and supersedes any and all prior agreements or understandings concerning that subject, except as otherwise provided in this Separation Agreement.
(b)For a period of three (3) months post-Termination Date and during your garden leave, you agree to be available for periodic transition discussions with the Company under the same confidentiality obligations you were otherwise obligated to while employed by the Company.

13.Governing Law.
This Separation Agreement will be governed by Pennsylvania law without regard to its conflict of laws provision, except to the extent federal law applies. If any provision of this Separation Agreement, except the Release in Section 4, is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement in full force and effect.
14.Acknowledgements.
By executing this Separation Agreement, you acknowledge that:
(a)the Company hereby advises you (in writing) to review this Separation Agreement, including the release of claims in Section 4, with your own attorney before you sign the Separation Agreement, and that you are solely responsible for the fees and costs of such attorney;
(b)you have twenty-one (21) days from the date of your receipt of this letter to review and accept this Separation Agreement and the release it contains and you acknowledge that, if you execute this Separation Agreement prior to the expiration of the twenty-one (21) day period, you do so having fully and carefully considered the Separation Agreement and you agree that, to the extent this Separation Agreement was modified by the parties prior to its execution by you, such modification does not restart or extend this twenty-one (21) day period;
(c)you have the right to revoke and cancel this Separation Agreement for seven (7) days after you sign it, it shall not be effective until after passage of that seven (7) day period without your revoking it and you may revoke it within seven (7) days after signing it by hand delivering, sending via overnight mail or mailing a written notice of revocation to Kennametal Inc., 525 William Penn Place, Suite 3300, Pittsburgh, PA 15219, Attn: Vice President and Chief Administration Officer;
(d)you have read this Separation Agreement in its entirety and understand all its terms, including the release in Section 4;
(e)the benefits described in Section 3 are the only consideration for your signing this Separation Agreement, and no other provision or inducement has been offered or made to induce you to sign this Separation Agreement;
(f)you would not be entitled to receive the benefits described in Section 3 if you did not sign this Separation Agreement;
(g)you will cooperate in the defense or prosecution of any investigations or claims in which Kennametal may be or become involved or initiate which relate to matters occurring during your period of employment with the Company, and, you will be reimbursed for reasonable out-of-pocket expenses, but not compensation for your time, related to such cooperation that occurs following your Termination Date; and
(h)you voluntarily and knowingly agree to all the terms and conditions in this Separation Agreement and acknowledge that all the amounts paid under this Separation

Agreement in excess of $10,000 are subject to forfeiture or claw back in the event that you breach any contained restrictions.

Sincerely,

    /s/ Sanjay Chowbey
                        Sanjay Chowbey
                        President and Chief Executive Officer
                        Kennametal Inc.

Attachments
I hereby execute this Separation Agreement, including the release in Section 4, intending to be legally bound, this___12th_____ day of ____February_____, 2025.

By    /s/ Franklin Cardenas
    Franklin Cardenas

Appendix A

[REDACTED FOR PURPOSES OF CONFIDENTIALITY]